Exhibit 99.1

JERRY W. LEVIN ELECTED TO SAKS INCORPORATED’S

BOARD OF DIRECTORS

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (November 26, 2007)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced that Jerry W. Levin, 63, has been elected to the Company’s Board of Directors as a Class I Director to fill a vacancy on the Board. He will serve on both the Audit and Finance Committees of the Company’s Board.

Mr. Levin is currently Chairman and Chief Executive Officer of JW Levin Partners LLC, a New York City-based firm that specializes in the rebuilding of branded consumer product and service companies. In addition, Mr. Levin currently serves as Chairman of The Sharper Image (NASDAQ: SHRP).

Mr. Levin served as Chairman and Chief Executive Officer of American Household, Inc. (previously known as Sunbeam Corporation) from June 1998 until January 2005. American Household, Inc. was the holding company for The Coleman Company, Inc. and Sunbeam Products, Inc. Prior to that, Mr. Levin served as Chairman and Chief Executive Officer of The Coleman Company, Inc., Revlon, Inc., and The Burger King Corporation.

Mr. Levin graduated from the University of Michigan with B.S.E. degrees in Electrical and Mathematics and received his MBA from the University of Chicago.

In addition to the Company’s board, Mr. Levin serves on the boards of Ecolab Inc. (NYSE: ECL), U.S. Bancorp (NYSE: USB), and Wendy’s International, Inc. (NYSE: WEN).

Stephen I. Sadove, Chairman and Chief Executive Officer of Saks, commented, “We are very pleased that Jerry has joined the Company’s Board of Directors. With his exceptional strategic business background, he will make an outstanding contribution to our Board and to the Company.”

Saks Incorporated operates Saks Fifth Avenue which is comprised of 54 Saks Fifth Avenue stores, 49 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

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